EXHIBIT 99.1

For Immediate Release	CONTACT:
Tuesday, July 31, 2007	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS SECOND QUARTER RESULTS
Record Quarterly Sales Produce 49% Increase in Earnings Per Share
     DULUTH, GA — July 31 — AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported net income of $0.67 per share for the second quarter of 2007. Adjusted net income, which excludes restructuring and other infrequent expenses, was also $0.67 per share for the second quarter of 2007. These results compare to reported and adjusted net income of $0.45 per share for the second quarter of 2006. Net sales for the second quarter of 2007 were $1.7 billion, an increase of approximately 18% compared to the same period in 2006.
     For the first six months of 2007, reported and adjusted net income were $0.93 per share compared to $0.64 per share for the same period in 2006. Net sales for the first six months of 2007 increased approximately 16% to $3.0 billion.
     “Market conditions in most of the major agricultural markets were strong and our brands performed very well across the globe during the second quarter,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “Our South American segment set records for both quarterly sales and operating income. Sales grew approximately 60% from the second quarter of 2006 on the strength of the Brazilian market recovery. In the Europe/Africa/Middle East region, quarterly sales exceeded $1.0 billion and operating margins reached over 10%. Strong performance from our Fendt, Massey Ferguson and Valtra brands in Europe generated sales growth, excluding currency translation, of approximately 13% compared to the second quarter of 2006. Supply chain performance improved throughout the second quarter at our Fendt factory, which contributed to the second quarter sales growth at Fendt.”
     “Significant progress was made on our strategic initiatives in the first half of 2007,” Mr. Richenhagen continued. “We continued to reduce the Company’s investment in working capital during the second quarter. This success, combined with our improved earnings, enabled us to reduce our long-term debt by approximately $100 million compared to the end of the first quarter. Re-energizing our harvesting business remains another important focus. During June, we announced that, subject to the approval of the competition authorities, we have agreed to acquire 50% of Laverda S.p.A, a European harvester manufacturer. This investment is expected to reinforce our market position, improve our product offering, and supply a foundation for
AGCO • CHALLENGER • FENDT • GLEANER • HESSTON • MASSEY FERGUSON • ROGATOR
SPRA-COUPLE • SUNFLOWER • TERRAGATOR • VALTRA • WHITE PLANTERS

long-term product development. In addition, we continue to invest in research and development, plant improvements, IT systems, new markets and distribution networks.”
Second Quarter and Year-to-Date Results
     For the second quarter of 2007, net sales increased by approximately 18.0% to $1,711.4 million compared to $1,450.5 million for the second quarter of 2006. AGCO reported net income of $63.8 million, or $0.67 per share, for the second quarter of 2007 compared to reported net income of $40.9 million, or $0.45 per share, for the second quarter of 2006. Adjusted net income, excluding restructuring and other infrequent expenses, was $64.0 million, or $0.67 per share, for the second quarter of 2007 compared to $40.9 million, or $0.45 per share, for the second quarter of 2006.
     AGCO reported net sales of $3,044.0 million for the first six months of 2007, an increase of approximately 16.2% as compared to $2,620.3 million in net sales for the first six months of 2006. For the first six months of 2007, AGCO reported net income of $88.3 million, or $0.93 per share. For the first six months of 2006, AGCO reported net income of $58.2 million, or $0.64 per share. Adjusted net income, excluding restructuring and other infrequent expenses, was $88.5 million, or $0.93 per share, for the first six months of 2007 compared to $58.3 million, or $0.64 per share, for the first six months of 2006.
     Net sales increased approximately 11.2% and 9.5%, respectively, in the second quarter and first six months of 2007 compared to the same periods in 2006, excluding the impact of currency translation of $98.3 million and $173.9 million, respectively. AGCO’s South American segment contributed the strongest growth during the first six months of 2007. Improving industry demand in Brazil, the region’s largest market, was the key to the sales growth. AGCO’s Europe/Africa/Middle East (EAME) segment sales also increased during the first half of 2007 due to strong growth in Eastern Europe, France and Finland.
     Income from operations for the second quarter and first six months of 2007 increased approximately $28.0 million and $29.7 million, respectively, compared to the same periods in 2006, resulting from the increase in net sales and cost control initiatives. Second quarter 2007 operating margins improved to 6.5% compared to 5.7% for the second quarter of 2006. Unit production of tractors and combines for the second quarter of 2007 was approximately 18% above comparable 2006 levels.
     AGCO’s EAME region reported an increase in income from operations of approximately $25.9 million in the second quarter of 2007 compared to the second quarter of 2006. The increase was primarily due to improved sales, currency translation and cost reduction initiatives. EAME’s second quarter operating margin expanded to 10.5%, an increase of approximately 1.0% compared to the second quarter of 2006. For the first six months of 2007, income from operations increased approximately $21.7 million compared to the same period in 2006.
     Income from operations for the South American region increased approximately $21.5 million in the second quarter of 2007 when compared to the same period in 2006. For the first six months of 2007, income from operations increased approximately $30.0 million compared to

2006. Improved market conditions in Brazil and Argentina resulted in an increase in AGCO’s net sales in South America, excluding currency impact, of approximately 48% and 40%, respectively, for the second quarter and first six months of 2007. Higher sales volumes combined with ongoing process improvements pushed operating margins to 11.2% for the first six months of 2007, an increase of approximately 4.5% compared to the same period in 2006.
     Results in AGCO’s North American segment in the first half of 2007 were negatively impacted by currency impacts on products sourced from Brazil and Europe as well as higher engineering expenses. Income from operations decreased approximately $17.1 million for the second quarter and approximately $19.0 million for the first six months of 2007 compared to the same periods in 2006.
     Income from operations in the Asia/Pacific region decreased approximately $1.8 million in the second quarter and approximately $2.4 million for the first six months of 2007 compared to 2006. Despite recent rains in Australia, the extended drought continues to impact industry demand for combines and high horsepower tractors.
     Regional Market Results
     North America — Industry unit retail sales of tractors over 40 horsepower increased compared to the prior year, while industry sales of tractors under 40 horsepower declined during the first six months of 2007. Industry unit retail sales of tractors for the first six months of 2007 increased approximately 1% over the comparable prior year period. Industry unit retail sales of combines for the first six months of 2007 increased approximately 6% from the prior year period. AGCO’s unit retail sales of tractors and combines were lower in the first six months of 2007, while sales of hay equipment were up significantly compared to 2006.
     Europe — Industry unit retail sales of tractors for the first six months of 2007 increased approximately 3% compared to the prior year period. Retail demand improved in Central and Eastern Europe, the United Kingdom, Scandinavia and France, but declined in Germany, Italy and Spain. AGCO’s unit retail sales of tractors for the first six months of 2007 were higher when compared to the prior year period.
     South America — Industry unit retail sales of tractors increased approximately 35% and industry unit retail sales of combines increased approximately 44% for the first six months of 2007 compared to the prior year period. Unit retail sales of tractors and combines in the major market of Brazil increased approximately 43% and 98%, respectively, during the first six months of 2007 compared to 2006. AGCO’s South American unit retail sales of tractors and combines also increased in the first six months of 2007 compared to 2006.
     Rest of World Markets — Outside of North America, Europe and South America, AGCO’s net sales for the first six months of 2007 were relatively flat compared to 2006 due to higher sales in Africa and Asia, offset by lower sales in Australia and the Middle East.
     “Global demand for farm equipment has strengthened from last year, and our industry is benefiting from growing bio-fuel production that is consuming crop inventories and providing support for commodity prices,” stated Mr. Richenhagen. “In particular, industry sales of farm equipment in Central and Eastern Europe are strong. New EU entrant countries in Central Europe are benefiting from EU Common Agricultural Policy payments and, in Russia, strong domestic demand for feed and higher commodity prices have stimulated industry sales. Brazil’s growing ethanol production is driving demand for farm equipment in their sugar cane sector and increased soybean prices are improving demand from row crop farmers.”
     Outlook
     2007 farm equipment demand is forecasted to be up from 2006 levels in most of the world’s major agricultural markets. Retail farm equipment sales in Western Europe are expected to be relatively flat while growth is projected in Central and Eastern Europe. In South America, recovery of the farming sector in Brazil is expected to result in a strong increase in demand for farm equipment in 2007. Higher cash receipts by North American farmers partially offset by higher input costs are expected to result in growth in industry demand in the high horsepower tractor and combine segments.
     Full year net sales are expected to grow in the 12% to 14% range compared to 2006, driven primarily by stronger market conditions in South America, continued growth in Europe and currency impacts. For the full year, AGCO is forecasting earnings per share to range from $1.55 to $1.60. Results in the second half of the year will include spending on strategic investments including increased engineering expenses, plant restructurings, system initiatives, new market development and distribution expenditures. Earnings growth and focus on working capital reduction for the remainder of the year are expected to produce strong cash flow.
* * * * *
     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, July 31, 2007. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Media” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *
Safe Harbor Statement
Statements which are not historical facts, including the impact of the Laverda acquisition and projections of industry demand, net sales, earnings per share, spending on strategic initiatives and cash flow, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006. AGCO disclaims any obligation to update any forward-looking statements.

•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect us.

•	Our success depends on the introduction of new products which require substantial expenditures.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
* * * * *

     About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,200 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The company is headquartered in Duluth, Georgia and, in 2006, had net sales of $5.4 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30,	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$229.8	$401.1
Accounts and notes receivable, net	727.7	677.1
Inventories, net	1,248.5	1,064.9
Deferred tax assets	27.6	36.8
Other current assets	128.2	129.1

Total current assets	2,361.8	2,309.0
Property, plant and equipment, net	663.4	643.9
Investment in affiliates	200.7	191.6
Deferred tax assets	108.0	105.5
Other assets	77.8	64.5
Intangible assets, net	205.0	207.9
Goodwill	617.8	592.1

Total assets	$4,234.5	$4,114.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$1.6	$6.3
Convertible senior subordinated notes	201.3	201.3
Accounts payable	722.9	706.9
Accrued expenses	646.6	629.7
Other current liabilities	57.3	79.4

Total current liabilities	1,629.7	1,623.6
Long-term debt, less current portion	477.2	577.4
Pensions and postretirement health care benefits	270.4	268.1
Deferred tax liabilities	133.6	114.9
Other noncurrent liabilities	46.0	36.9

Total liabilities	2,556.9	2,620.9

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	919.7	908.9
Retained earnings	862.4	774.1
Accumulated other comprehensive loss	(105.4)	(190.3)

Total stockholders’ equity	1,677.6	1,493.6

Total liabilities and stockholders’ equity	$4,234.5	$4,114.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2007	2006
Net sales	$1,711.4	$1,450.5
Cost of goods sold	1,414.4	1,199.2

Gross profit	297.0	251.3

Selling, general and administrative expenses	144.4	132.5
Engineering expenses	37.3	32.0
Restructuring and other infrequent expenses	0.3	—
Amortization of intangibles	4.4	4.2

Income from operations	110.6	82.6

Interest expense, net	7.5	14.3
Other expense, net	9.5	10.3

Income before income taxes and equity in net earnings of affiliates	93.6	58.0

Income tax provision	36.1	22.1

Income before equity in net earnings of affiliates	57.5	35.9

Equity in net earnings of affiliates	6.3	5.0

Net income	$63.8	$40.9

Net income per common share:

Basic	$0.70	$0.45

Diluted	$0.67	$0.45

Weighted average number of common and common equivalent shares outstanding:
Basic	91.5	90.8

Diluted	95.9	91.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2007	2006
Net sales	$3,044.0	$2,620.3
Cost of goods sold	2,527.6	2,162.7

Gross profit	516.4	457.6

Selling, general and administrative expenses	281.6	259.1
Engineering expenses	69.7	63.6
Restructuring and other infrequent expenses	0.3	0.1
Amortization of intangibles	8.6	8.3

Income from operations	156.2	126.5

Interest expense, net	14.2	27.9
Other expense, net	18.1	16.8

Income before income taxes and equity in net earnings of affiliates	123.9	81.8

Income tax provision	48.9	34.7

Income before equity in net earnings of affiliates	75.0	47.1

Equity in net earnings of affiliates	13.3	11.1

Net income	$88.3	$58.2

Net income per common share:

Basic	$0.97	$0.64

Diluted	$0.93	$0.64

Weighted average number of common and common equivalent shares outstanding:
Basic	91.4	90.6

Diluted	95.4	91.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$88.3	$58.2

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	53.7	47.3
Deferred debt issuance cost amortization	2.7	2.2
Amortization of intangibles	8.6	8.3
Stock compensation	3.3	3.2
Equity in net earnings of affiliates, net of cash received	0.2	(4.9)
Deferred income tax provision	9.3	8.2
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(34.3)	23.0
Inventories, net	(153.1)	(154.4)
Other current and noncurrent assets	(8.8)	(10.3)
Accounts payable	(4.1)	0.7
Accrued expenses	9.5	6.2
Other current and noncurrent liabilities	(2.4)	1.6

Total adjustments	(115.4)	(68.9)

Net cash used in operating activities	(27.1)	(10.7)

Cash flows from investing activities:
Purchase of property, plant and equipment	(48.9)	(47.8)
Proceeds from sales of property, plant and equipment	0.5	1.2
Investments in unconsolidated affiliates	—	(2.8)

Net cash used in investing activities	(48.4)	(49.4)

Cash flows from financing activities:
Repayments of debt obligations, net	(110.3)	(15.1)
Proceeds from issuance of common stock	7.4	7.7
Payment of debt issuance costs	(0.2)	—

Net cash used in financing activities	(103.1)	(7.4)

Effect of exchange rate changes on cash and cash equivalents	7.3	13.5

Decrease in cash and cash equivalents	(171.3)	(54.0)
Cash and cash equivalents, beginning of period	401.1	220.6

Cash and cash equivalents, end of period	$229.8	$166.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the second quarter and first six months of 2007, the Company recorded approximately $1.7 million and $3.6 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). During the second quarter and first six months of 2006, the Company recorded approximately $1.9 million and $3.2 million, respectively, of stock compensation expense in accordance with SFAS No. 123R. The stock compensation expense was recorded as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Cost of goods sold	$—	$—	$0.1	$—
Selling, general and administrative expenses	1.7	1.9	3.5	3.2

Total stock compensation expense	$1.7	$1.9	$3.6	$3.2

2. RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During the first six months of 2007, the Company recorded restructuring and other infrequent expenses of approximately $0.3 million. These charges primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.
     During the first six months of 2006, the Company recorded restructuring and other infrequent expenses of approximately $0.1 million. These charges primarily related to severance costs associated with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway and the United Kingdom.
3. INDEBTEDNESS
     Indebtedness consisted of the following at June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006
Credit facility	$—	$111.4
6 7/8% Senior subordinated notes due 2014	270.8	264.0
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
1 1/4% Convertible senior subordinated notes due 2036	201.3	201.3
Other long-term debt	6.7	7.0

	680.1	785.0
Less: Current portion of long-term debt	(1.6)	(6.3)
1 3/4% Convertible senior subordinated notes due 2033	(201.3)	(201.3)

Total indebtedness, less current portion	$477.2	$577.4

4. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.
     Inventories at June 30, 2007 and December 31, 2006 were as follows:

	June 30,	December 31,
	2007	2006
Finished goods	$564.2	$468.7
Repair and replacement parts	347.0	331.9
Work in process	86.9	59.8
Raw materials	250.4	204.5

Inventories, net	$1,248.5	$1,064.9

5. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either through a wholly-owned special purpose U.S. subsidiary under its United States and Canadian securitization facilities or a qualifying special purpose entity in the United Kingdom under its European securitization facility. Outstanding funding under these facilities totaled approximately $435.4 million at June 30, 2007 and $429.6 million at December 31, 2006. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $10.2 million and $7.3 million for the three months ended June 30, 2007 and 2006, respectively, and $16.8 million and $13.8 million for the six months ended June 30, 2007 and 2006, respectively.
     During the second quarter of 2005, the Company completed an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company will continue to service the receivables. As of June 30, 2007, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $99.0 million compared to approximately $124.1 million as of December 31, 2006.
6. EARNINGS PER SHARE
     The Company’s $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes and its $201.3 million aggregate principal amount of 1 1/4% convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock for the excess conversion value using the treasury stock method. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and six months ended June 30, 2007 and 2006 is as follows:

	Three Months Ending June 30,		Six Months Ending June 30,
	2007	2006	2007	2006

Basic net income per share:
Net income	$63.8	$40.9	$88.3	$58.2

Weighted average number of common shares outstanding	91.5	90.8	91.4	90.6

Basic net income per share	$0.70	$0.45	$0.97	$0.64

Diluted net income per share:
Net income	$63.8	$40.9	$88.3	$58.2

Weighted average number of common shares outstanding	91.5	90.8	91.4	90.6
Dilutive stock options and restricted stock awards	0.1	0.3	0.2	0.2
Weighted average assumed conversion of contingently convertible senior subordinated notes	4.3	0.5	3.8	0.3

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	95.9	91.6	95.4	91.1

Diluted net income per share	$0.67	$0.45	$0.93	$0.64

7. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses, and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and six months ended June 30, 2007 and 2006 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
June 30,	America	America	Middle East	Pacific	Consolidated

2007
Net sales	$342.1	$257.8	$1,073.1	$38.4	$1,711.4
(Loss) income from operations	(14.8)	30.4	112.2	1.8	129.6

2006
Net sales	$343.2	$160.6	$911.0	$35.7	$1,450.5
Income from operations	2.3	8.9	86.3	3.6	101.1

Six Months Ended	North	South	Europe/Africa/	Asia/
June 30,	America	America	Middle East	Pacific	Consolidated

2007
Net sales	$668.9	$447.1	$1,853.2	$74.8	$3,044.0
(Loss) income from operations	(22.1)	50.1	159.3	4.9	192.2

2006
Net sales	$664.0	$301.8	$1,586.2	$68.3	$2,620.3
(Loss) income from operations	(3.1)	20.1	137.6	7.3	161.9

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Segment income from operations	$129.6	$101.1	$192.2	$161.9
Corporate expenses	(12.6)	(12.4)	(23.6)	(23.8)
Stock compensation expense	(1.7)	(1.9)	(3.5)	(3.2)
Restructuring and other infrequent expenses	(0.3)	—	(0.3)	(0.1)
Amortization of intangibles	(4.4)	(4.2)	(8.6)	(8.3)

Consolidated income from operations	$110.6	$82.6	$156.2	$126.5

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended June 30, 2007 and 2006:

	Three months ended June 30,
	2007			2006
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$110.9	$64.0	$0.67	$82.6	$40.9	$0.45
Restructuring and other infrequent expenses (2)	0.3	0.2	—	—	—	—

As reported	$110.6	$63.8	$0.67	$82.6	$40.9	$0.45

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the second quarter of 2007 related primarily to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the six months ended June 30, 2007 and 2006:

	Six months ended June 30,
	2007			2006
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$156.5	$88.5	$0.93	$126.6	$58.3	$0.64
Restructuring and other infrequent expenses (2)	0.3	0.2	—	0.1	0.1	—

As reported	$156.2	$88.3	$0.93	$126.5	$58.2	$0.64

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first six months of 2007 related primarily to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany. The restructuring and other infrequent expenses recorded in the first six months of 2006 related primarily to severance costs associated with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway and the United Kingdom.